Exhibit 10.1

FY 2012 BONUS AND LONG-TERM INCENTIVE  PLAN
Executive Officers

Bonus Plan

This is a bonus plan for all officers named as executive officers by the Company’s Board of Directors (currently the CEO, CFO and General Counsel).

All bonuses will be based on the Company achieving specified FY 2012 net income goals and other corporate goals established by the Compensation Committee of the Board of Directors, and on achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year. Target net income is subject to such adjustments as may be deemed appropriate by the Compensation Committee to account for acquisitions, reorganizations and other events not contemplated by the Compensation Committee at the time the bonus plan was adopted.

To be eligible to receive a bonus, the employee must have been employed full-time by the Company not later than March 1 of the fiscal year to which the bonus applies (the “bonus year”), and must be employed by the Company at the time bonuses for the bonus year are paid.  For employees who have not been employed full-time by the Company for the full bonus year, bonuses will be prorated on a monthly basis, with initial employment during the first 15 days of a month being treated as employment for the full month, and initial employment after the first 15 days of a month not being treated as a month of employment.  The Compensation Committee will be authorized to approve, as to an individual participant or a group of participants, different conditions concerning eligibility to receive a bonus.

Bonuses are stated as a percentage of base compensation or salary as of May 31, 2012.

The Compensation Committee will have the authority to interpret the terms and provisions of the bonus plan and to otherwise supervise the administration of the bonus plan.  Any determination made by the Compensation Committee under the bonus plan will be final and binding on all persons, including the Company and the participants.

Target Bonus Awards

The following table shows target annual bonus awards and the bonus awards earned at 105% and 110% or more of FY 2012 target net income, as a percentage of base compensation for each level of plan participant.  Bonus awards can be earned on a prorated basis if actual net income is 90% or more but less than 100% of target net income.

Position Level	Bonus Award (% of Base Compensation)*
	Target Bonus (100% of Target Net Income)	105% of Target Net Income (1.5x)	110% of Target Net Income or Above (2.0x)
CEO	100%	150%	200%
Other Executive Officers	50%	75%	100%

*	For purposes of this illustration, assumes that other corporate goals and individual performance goals are achieved.

Executive officers will be eligible for bonuses based on 3 components, weighted equally:

•	Immucor’s actual net income compared to target net income for FY 2012 (Net Income Component)
•	The achievement of other corporate goals established by the Compensation Committee for FY 2012 (Corporate Goals Component); and
•	The achievement of individual performance objectives for FY2012 (Individual Goals Component).

If net income is below 90% of target net income, no bonus payments will be made under the bonus plan, regardless of achievement of goals under the Corporate Goals Component and Individual Goals Component.

NET INCOME COMPONENT

Net Income Levels

The following table shows the percentage of the Net Income Component that will be earned if net income is at or below the FY 2012 target net income.

If net income is the following percent of target net income*	Percentage of Net Income Component Earned
<95%	0%
95%	50%
100%	100%

*	Net Income Component will be prorated for in-between percentages of target net income.

CORPORATE GOALS COMPONENT

If net income is at least 90% of target net income,

•	The Corporate Goals Component may be earned through achievement of corporate goals established by the Compensation Committee for FY 2012.

The amount of the Corporate Goals Component earned for performance in this area will be prorated for partial achievement of goals.

INDIVIDUAL GOALS COMPONENT

If net income is at least 90% of target net income,

•	The Individual Goals Component may be earned through achievement of individual performance goals for FY 2012.

The amount of the Individual Goals Component earned for performance for this area will be prorated for partial achievement of goals.

Long Term Incentive Plan

Long-term incentives (i.e., equity incentives) (“LTIs”) will be awarded to executive officers for FY 2012 based on position, salary levels and employee performance.  All awards will be granted pursuant to the Immucor, Inc. 2005 Long-Term Incentive Plan or such successor plan that may be established.  Target values of LTI awards are stated as a percentage of base compensation or salary as of May 31, 2011.

The Compensation Committee will have the authority to interpret the terms and provisions of this long-term incentive plan and to otherwise supervise the administration of this long-term incentive plan.  Any determination made by the Compensation Committee under this long-term incentive plan will be final and binding on all persons, including the Company and the participants.

Long-term incentive grants to executive officers will be subject to stock retention guidelines established by the Board of Directors from time to time.

Named executive officers (NEOs) (CEO, CFO, General Counsel) will be granted performance-conditioned restricted stock units (“Performance Shares”) under which shares of Immucor stock will be awarded if certain performance and service goals established by the Compensation Committee are met.

Performance Share awards will be based on performance during Immucor’s 2012 fiscal year.

Each executive officer  will be assigned a Performance Share award target based on the following calculation:

Target Performance Share award = [FY 2011 base salary x applicable target annual LTI value percentage (see below)] divided by Immucor share price at grant date

Applicable target value percentages will be as follows:

Position	Target Annual LTI Value Percentage (% Base Salary)
CEO	215%
CFO	130%
General Counsel	100%

Performance Shares represent the right to earn and vest in up to 200% of the Target Award, depending on the level of achievement of operational performance goals during the one-year performance period (FY 2012), based on the following scale:

FY 2012 Goal Achievement Level	Performance Multiplier (% of Target Award)
Maximum*	200%
Full	150%
Target	100%
Threshold	50%
Below Threshold	0%

* The Maximum level is based on FY 2013 target performance.  Awards may be prorated for goal achievement between the above levels.

At the end of FY 2012, the Compensation Committee will assess the level of performance through FY 2012 and apply the resulting performance multiplier from the above chart (the “Performance Multiplier”) to the Target Award to determine the number of “Confirmed Performance Shares.”  One third (1/3) of the Confirmed Performance Shares will vest on the date the Compensation Committee determines the number of Confirmed Performance Shares and 1/3 of the Confirmed Performance Shares will be vested on each of the second and third anniversaries of the grant date (in 2013 and 2014), provided that the executive officer remains employed by Immucor on each such vesting date.  Shares of Immucor common stock represented by these vested Confirmed Performance Shares will be delivered to participants as soon as practicable following each vesting date.

Change in Control:
Upon a change in control (“CIC”), all performance goals will be deemed to have been met at “target” level, so that the Performance Multiplier will be 100%.  The resulting Confirmed Performance Shares (100% of the Target Award) will vest and convert to shares of common stock, without proration, on the CIC Date.  Shares of Immucor common stock represented by these vested Confirmed Performance Shares will be delivered to executive officers on the CIC Date or as soon thereafter as is practicable.

Eligibility for Vesting:	Executive officers who are full-time employees of Immucor on the applicable vesting dates, will be eligible to receive common stock for their Confirmed Performance Shares.

Executive officers whose employment is terminated due to death or permanent disability will be fully vested in any Confirmed Performance Shares and will be eligible to receive common stock for their Confirmed Performance Shares at the later of (i) the date that the Compensation Committee determines the Performance Multiplier, or (ii) the date of termination of employment.

Executive officers who terminate employment for any other reason prior to a vesting date, will forfeit any unvested Confirmed Performance Shares as of the date of such termination, unless otherwise provided in an employment agreement.

Executive officers who are hired or promoted into a position that is eligible for Performance Shares will be eligible for a prorated award based on (i) the target number of Performance Shares granted to participants in the same or similar position at the beginning of the performance period, and (ii) the number of full months of the performance period for which they served in that eligible position.

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